                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  | |

Check the appropriate box:
| | Preliminary Proxy Statement
| | Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
| | Definitive Additional Materials
| | Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                              NOVAMED EYECARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
|X| No fee required.
| | Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5)  Total fee paid:

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| |      Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     3)  Filing Party:

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     4)  Date Filed:

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

[LOGO] NovaMed/SM/
Eyecare, Inc.


                                                           980 North Michigan
                                                           Avenue
                                                           Suite 1620
                                                           Chicago, Illinois
                                                           60611

                                                           Telephone (312)
                                                           664-4100
                                                           Facsimile (312)
                                                           664-4250

                                April 19, 2002

Dear Stockholder:

   On behalf of the Board of Directors, I cordially invite you to attend the 2002 Annual Meeting of Stockholders of NovaMed Eyecare, Inc., to be held at One North Franklin Street, 3rd Floor, Chicago, Illinois 60606, on Thursday, May 23, 2002, at 4:00 p.m., Chicago time.

   The attached Notice of Annual Meeting and Proxy Statement describe the election of three directors which is the only matter that we expect to be acted upon at the Annual Meeting.

   Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please vote now, either by telephone or the Internet as provided in the enclosed instructions, or by signing and dating the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

   We look forward to seeing you on May 23, 2002, and encourage you to vote as soon as possible.

                                          Sincerely,

                                          /s/ Stephen J. Winjum
                                          Stephen J. Winjum
                                          President, Chief Executive Officer
                                          and Chairman of the Board of Directors

[LOGO] NovaMed/SM/
Eyecare, Inc.

                                -----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2002

                                -----------------

TO THE STOCKHOLDERS OF NOVAMED EYECARE, INC.:

   The Annual Meeting of Stockholders of NovaMed Eyecare, Inc. (the "Company") will be held at 4:00 p.m., Chicago time, on Thursday, May 23, 2002, at One North Franklin Street, 3rd Floor, Chicago, Illinois 60606, for the following purposes:

     (1) To elect three Class III directors to the Company's Board of Directors; and

     (2) To transact such other business as may properly come before the meeting or any adjournments thereof.

   The foregoing items of business are more fully described in the accompanying Proxy Statement.

   The Board of Directors has fixed the close of business on April 2, 2002, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ John W. Lawrence, Jr.
                                          John W. Lawrence, Jr.
                                          Secretary

Chicago, Illinois
April 19, 2002


   ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE NOW, EITHER BY TELEPHONE OR THE INTERNET AS PROVIDED IN THE ENCLOSED INSTRUCTIONS, OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                             NovaMed Eyecare, Inc.
                     980 North Michigan Avenue, Suite 1620
                            Chicago, Illinois 60611
                                (312) 664-4100

                               -----------------

                                PROXY STATEMENT

                               -----------------

   The accompanying proxy is solicited by the Board of Directors (the "Board of Directors") of NovaMed Eyecare, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 4:00 p.m., Chicago time, Thursday, May 23, 2002, at One North Franklin Street, 3rd Floor, Chicago, Illinois 60606, and any adjournments thereof. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about April 19, 2002.

   Record Date and Outstanding Shares--The Board of Directors has fixed the close of business on April 2, 2002, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 24,877,548 shares of its common stock, par value $.01 per share (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

   Voting of Proxies--Stephen J. Winjum and Scott T. Macomber, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Messrs. Winjum and Macomber are executive officers of the Company and Mr. Winjum is also a director of the Company. The shares represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon, or, if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting (attendance at the Annual Meeting will not, by itself, revoke a proxy).

   If you are a registered stockholder (i.e. you hold your NovaMed stock in certificate form), you may vote by mail, telephone or the Internet. To vote by mail, please sign and return the enclosed form of proxy. To vote by telephone or the Internet, follow the instructions attached to your proxy card. By voting by telephone or the Internet, you will appoint Messrs. Winjum and Macomber as your proxies with the same authority as if you had signed and returned the enclosed form of proxy. The deadline for voting by telephone or the Internet is 11:59 p.m. on May 22, 2002.

   If you hold your stock in "street name" (that is, your shares are registered in the name of a bank, broker or other nominee (collectively, your "broker")), your broker will vote your shares if you provide it with proper and timely voting instructions. Please check the voting forms and instructions provided by your broker or its agent to determine whether you are able to vote by phone or the Internet.

   Required Vote--The vote of a plurality of the shares of Common Stock voted in person or by proxy is required to elect the nominees for the Class III directors. Stockholders are not allowed to cumulate their votes in the election of directors.

   Quorum; Abstentions and Broker Non-Votes--The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding as of the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the vote for directors.

   Annual Report to Stockholders--The Company's Annual Report to Stockholders for the year ended December 31, 2001, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   The Company's Board of Directors currently consists of five directors.
Article V of the Company's Certificate of Incorporation provides that the Board of Directors will be divided into three classes, with each class serving for a term of three years. At the Annual Meeting, three directors of Class III will be elected for a term of three years expiring at the Company's 2005 Annual Meeting of Stockholders. All three of the nominees are presently serving as directors of the Company. See "Nominees" below.

   The two directors whose terms of office do not expire in 2002 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See "Other Directors" below.

   If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director if elected.

                                   NOMINEES

   The names of the nominees for the office of director, together with certain information concerning such nominees, are set forth below:

                                                            Served as
       Name                     Age Position With Company Director Since
       ----                     --- --------------------- --------------
       R. Judd Jessup (1)(2)... 54        Director             1998
       Scott H. Kirk, M.D...... 49        Director             1995
       Steven V. Napolitano (1) 42        Director             1997

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

   Mr. Jessup has been a director of the Company since November 1998. He is currently a director of CorVel Corporation, an independent nationwide provider of medical cost containment and managed care services. Mr. Jessup is currently a private investor. From 1994 to 1996 he served as President of the HMO Division of FHP International Corporation, a diversified health care services company.

   Dr. Kirk has been a director of the Company since August 1995. Dr. Kirk has practiced ophthalmology in the Chicago area since 1982, and is currently practicing in River Forest, Illinois on behalf of Kirk Eye Center, S.C., a professional entity whose eye care professionals had been parties to long-term services agreements with the Company since January 1996. In March 2002, the Company terminated its services agreement with the Kirk Eye Center and Dr. Kirk. Dr. Kirk is currently a member of the board of directors of the Accreditation Association for Ambulatory Health Care and the Outpatient Ophthalmic Surgery Society.

   Mr. Napolitano has been a director of the Company since January 1997. Mr. Napolitano is a senior partner in the law firm of Katten Muchin Zavis Rosenman where he has practiced since 1995. Mr. Napolitano is a member of the firm's board of directors and is also a co-chair of the firm's Private Equity and Emerging Growth Company practice group. The Company has retained, and continues to retain, Katten Muchin Zavis Rosenman as outside legal counsel.

   The Board of Directors recommends that stockholders vote FOR all of the nominees for election as Class III directors.

                                OTHER DIRECTORS

   The following persons will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are duly elected and qualified.

                                                           Served as     Term
Name                      Age   Position with Company    Director Since Expires
----                      --- -------------------------- -------------- -------
C.A. Lance Piccolo (1)(2) 61  Director                        2000       2004
Stephen J. Winjum........ 38  President, Chief Executive      1995       2003
                              Officer and Chairman of
                              the Board of Directors

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

   Mr. Piccolo has been a director of the Company since November 2000. Mr. Piccolo has been President and Chief Executive Officer of HealthPic Consultants, Inc., a strategic healthcare consulting firm, since 1997. In 1996 Mr. Piccolo served as Chairman and Chief Executive Officer of Caremark International, Inc., a 1992 spin-off from Baxter International, Inc. Mr. Piccolo also currently serves as a member of the Board of Directors of Caremark Rx Inc. and Crompton Corp.

   Mr. Winjum has served as President, Chief Executive Officer and a member of the Board of Directors of the Company since founding the Company in March 1995. In May 1998, the Board of Directors established the position of Chairman, and Mr. Winjum has served in such capacity ever since.

   None of the executive officers or directors are related.

   Director Compensation--Except for options granted to certain directors upon their initial election to the Board of Directors, as well as recent option grants in 2001 to Messrs. Jessup and Piccolo, the Company's directors do not receive compensation for serving as directors, attending or participating in meetings, or for serving on committees or participating in committee meetings. All directors, however, are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Director and committee meetings.

   Meetings--During the year ended December 31, 2001, the Board of Directors held seven meetings. Each of the Company's current directors attended at least 75% of the aggregate number of board meetings held (during the period in which he was a director) and the total number of committee meetings on which he served that were held (during the period in which he was a member of such committee) during 2001.

   Committees of the Board of Directors--The Board of Directors has established an Audit Committee, a Compensation Committee and a Special Committee, each comprised entirely of directors who are neither officers or employees of the Company or its subsidiaries nor individuals having any other relationship with the Company which, in the opinion of the Board of Directors, would interfere with the exercise of such director's independent judgement in carrying out their responsibilities as directors. Messrs. Jessup and Piccolo serve as the two members of the Compensation Committee and the Special Committee. Messrs. Jessup, Napolitano and Piccolo serve as the three members of the Audit Committee. The Company does not have a nominating committee.

   The Audit Committee generally has the responsibility for assessing processes related to risks and control environment, overseeing financial reporting, evaluating the independent audit process, evaluating internal accounting controls, recommending to the Board of Directors the selection of the Company's independent auditors, and reporting to the Board of Directors regarding all of the foregoing. The Audit Committee is composed of three independent directors in accordance with Nasdaq's listing standards and operates under a written charter adopted by the Board of Directors. The Audit Committee held two meetings in 2001. See "Report of the Audit Committee of the Board of Directors."

   The Compensation Committee generally has responsibility for recommending to the Board of Directors guidelines and standards relating to the determination of executive and key employee compensation, reviewing the Company's executive compensation policies, recommending to the Board of Directors compensation for the Company's executive officers, and reporting to the Board of Directors regarding the foregoing. The Compensation Committee also has responsibility for administering the Company's stock option plans which includes determining the number of options to be granted to the Company's executive officers and key employees and reporting to the Board of Directors regarding the foregoing. The Compensation Committee held one meeting in 2001. See "Report of the Compensation Committee of the Board of Directors."

   The Board of Directors formed the Special Committee in November 2001 in connection with the Company's plan to discontinue its management services business. The Board of Directors determined that the establishment of the Special Committee would be conducive to objective, fully informed decision-making with regard to the multiple divestiture transactions that would be pursued in connection with the Company's plan, and would also be in the best interests of the Company's stockholders. The Board authorized the Special Committee to oversee the Company's management team in all material facets of the divestiture transactions, ranging from establishing the procedures for preparing, evaluating, tendering and negotiating the divestiture transactions, to approving the final terms and conditions of each divestiture transaction. In this capacity, and with the assistance of independent advisors, the Special Committee has established initial financial and contractual parameters within which it believes the divestiture transactions would be fair and reasonable to the Company, and in the best interests of the Company's stockholders.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table contains information regarding the beneficial ownership of our common stock as of March 15, 2002, by:

    . each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of our common stock

    .  each of our directors

    .  each of our Named Officers (as defined below)

    .  all of our directors and executive officers as a group

   Unless otherwise indicated below the persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC.

                                                     Number of  Percent of
    Name and Address (1)                              Shares   Voting Power
    --------------------                             --------- ------------
    Five Percent Stockholders:
    Kirk Family Limited Partnership (2)............. 2,338,977     9.42%
     c/o Kirk Eye Center, S.C.
     7427 Lake Street
     River Forest, Illinois 60305

    Douglas Williams Family Limited Partnership (3). 1,639,488     6.60%
     c/o Brodersen-Williams Eye Institute, P.C.
     6850 Hohman Avenue
     Hammond, Indiana 46324

    Eldi E. Deschamps, M.D. (4)..................... 1,379,488     5.55%
     8510 Broadway Street
     Merrillville, Indiana 46410
    Directors and Officers:
    Stephen J. Winjum (5)........................... 2,114,350     8.11%
    Ronald G. Eidell (6)............................   104,498        *
    E. Michele Vickery (7)..........................   355,693     1.42%
    Scott H. Kirk, M.D. (8)......................... 2,493,224    10.04%
    R. Judd Jessup (9)..............................   243,158        *
    Steven V. Napolitano (10).......................   168,000        *
    C.A. Lance Piccolo (11).........................    55,500        *
    All Executive Officers and Directors As a Group:
    (7 people) (12)................................. 5,534,423    20.88%

--------
*   Less than 1%
(1) Unless otherwise indicated, the address of the beneficial owners is c/o NovaMed Eyecare, Inc., 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611.
(2) The general partner of the Kirk Family Limited Partnership is Kirk Eye Center, S.C. Scott H. Kirk, M.D., a member of the Board of Directors, and his brother, Kent A. Kirk, M.D., are the shareholders of Kirk Eye Center, S.C.
(3) The general partner of the Douglas Williams Family Limited Partnership is Williams Eye Institute, P.C. Douglas P. Williams, M.D. is the sole shareholder of Williams Eye Institute, P.C.
(4) Includes 518,687 shares held by Eldi E. Deschamps, M.D., as Trustee for the Eldi E. Deschamps Grantor Annuity Trust u/a/d June 1, 1998, and 860,801 shares held by Eldi E. Deschamps, M.D., as Trustee for the Eldi E. Deschamps Revocable Trust u/a/d June 1, 1998.
(5) Includes 1,236,250 options which are exercisable within 60 days of March 15, 2002.
(6) Includes 25,000 options which are exercisable within 60 days of March 15, 2002. As of August 10, 2001, Mr. Eidell is no longer employed by the Company.
(7) Includes 266,667 options which are exercisable within 60 days of March 15, 2002.
(8) Includes 2,338,977 shares of common stock held by the Kirk Family Limited Partnership.
(9) Includes 134,958 shares of common stock which are held by R. Judd Jessup and Charlene Lynne Jessup, as Trustees for the R. Judd Jessup and Charlene Lynne Jessup Living Trust u/a/d May 6, 1991. Includes 1,600 shares held by Mr. Jessup's family members. Mr. Jessup disclaims beneficial ownership of all 1,600 of these shares.
(10) Includes 100,000 options which are exercisable within 60 days of March 15, 2002.
(11) Includes 37,500 options which are exercisable within 60 days of March 15, 2002.
(12) Includes 1,665,417 options which are exercisable within 60 days of March 15, 2002.

                              EXECUTIVE OFFICERS

   The table below identifies executive officers of the Company who are not identified in the tables entitled "Election of Directors--Nominees" or "--Other Directors."

           Name               Age              Position
           ----               --- -----------------------------------
           Scott T. Macomber. 47  Executive Vice President
                                  and Chief Financial Officer
           E. Michele Vickery 47  Executive Vice President Operations

   Mr. Macomber joined the Company as Executive Vice President and Chief Financial Officer in October 2001. Prior to joining the Company, Mr. Macomber was Senior Vice President and Chief Financial Officer of Extended Care Information Network, Inc., a health care information technology company located in Northbrook, Illinois. In 1999, Mr. Macomber served as Executive Vice President and Chief Financial Officer of PeopleServe, Inc., a privately held health care services provider located in Dublin, Ohio. From before its initial public offering in 1992 through 1998, Mr. Macomber served as Senior Vice President and Chief Financial Officer of Vitalink Pharmacy Services, Inc., an institutional pharmacy provider located in Naperville, Illinois. Mr. Macomber also spent 12 years in various financial, acquisition and development positions at Manor Care, Inc., one of the largest long-term care providers in the industry. Mr. Macomber received his B.A. degree from the University of Vermont in 1976 and M.B.A. from the University of Michigan in 1979.

   Ms. Vickery has been the Company's Executive Vice President Operations since March 1997. From 1990 to 1996, Ms. Vickery was employed by Surgical Care Affiliates (SCA), a company specializing in the management of outpatient surgery centers, as a Regional Vice President from 1990 until 1992, and as one of two Senior Vice Presidents of Operations from 1992 to 1996. Upon the acquisition of SCA by HealthSouth in 1996, Ms. Vickery continued as a Senior Vice President of the Surgery Division of HealthSouth until joining the Company. Ms. Vickery received her B.S.N. from Case Western Reserve University in 1978, and her B.A. from Wittenberg University in 1976.

   Subject to the terms of their employment agreements, the executive officers serve at the discretion of the Board of Directors. Each of the executive officers has an employment agreement with the Company. See "Executive Compensation--Employment Agreements."

   Section 16(a) Beneficial Ownership Reporting Compliance--Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that during 2001 all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such reporting persons.

                            EXECUTIVE COMPENSATION

   The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2001, 2000 and 1999, of those persons who were (i) during 2001, the chief executive officer of the Company and (ii) at December 31, 2001, the two other most highly compensated (based upon combined salary and cash incentive compensation) executive officers of the Company whose total salary and bonus exceeded $100,000 during 2001 (collectively, the "Named Officers").

                          Summary Compensation Table

                                                                     Long Term
                                                                    Compensation
                                             Annual Compensation       Awards
                                          ------------------------- ------------
                                                            Other    Securities
                                                            Annual   Underlying   All Other
Name and Principal Position          Year  Salary   Bonus   Comp.     Options    Compensation
---------------------------          ---- -------- -------- ------- ------------ ------------
Stephen J. Winjum................... 2001 $325,000       -- $34,980   325,000            --
 President, Chief Executive          2000 $306,250       -- $22,805   120,000            --
 Officer and Chairman of the Board   1999 $237,500 $125,000 $32,597   100,000            --
Ronald G. Eidell (1)................ 2001 $153,846       -- $ 5,711   125,000      $375,000
 Executive Vice President and        2000 $237,500       -- $ 7,495    50,000            --
 Chief Financial Officer             1999 $193,750 $ 70,000 $15,808    30,000            --
E. Michele Vickery.................. 2001 $230,000       -- $ 7,903   100,000            --
 Executive Vice President Operations 2000 $222,500       -- $12,454    40,000            --
                                     1999 $193,750 $ 70,000 $12,887    30,000            --

--------
(1) As of August 10, 2001, Mr. Eidell was no longer employed by the Company. The compensation payable to Mr. Eidell in the "All Other Compensation" column represents severance that the Company agreed to pay Mr. Eidell in connection with a separation and release agreement executed by the Company and Mr. Eidell at the time of his departure.

   Option Grants in 2001--The following table provides information on grants of stock options to the Named Officers during 2001. The Company has never issued stock appreciation rights.

                             Option Grants in 2001

                                                               Potential Realizable Value at
                                                                  Assumed Annual Rates of
                                                               Stock Price Appreciation for
                                 Individual Grants                    Option Term (2)
                     ----------------------------------------- -----------------------------
                     Options % of Total Exercise or Expiration
Name                   (1)    Options   Base Price     Date     0%     5% ($)      10% ($)
----                 ------- ---------- ----------- ---------- --     --------    --------
Stephen J. Winjum... 325,000   18.54%      $1.75     4/19/11   $0    $357,684    $906,441
E. Michele Vickery.. 100,000    5.70%      $1.75     4/19/11   $0    $110,057    $278,905
Ronald G. Eidell (3) 100,000    5.70%      $1.75     4/19/11   $0    $110,057    $278,905
                      25,000    1.43%      $1.85     7/31/04   $0    $  7,290    $ 15,309

--------
(1) All options are all non-qualified stock options.
(2) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains will be dependent on the future performance of the Common Stock and the option holder's continued employment through the vesting period. The amounts reflected in the table may not necessarily be achieved.
(3) As of August 10, 2001, Mr. Eidell was no longer employed by the Company.

   Aggregated Option Exercises in 2001 and Year-End 2001 Option Values--None of the Named Officers exercised any options during the year ended December 31, 2001. The following table provides information regarding each of the Named Officer's unexercised options at December 31, 2001. There were no stock appreciation rights exercised in, or outstanding as of the end of, 2001.

                         Fiscal Year-End Option Values

                             Number of Securities        Value of Unexercised
                            Underlying Unexercised      In-The-Money Options at
                        Options at Fiscal Year End (#)  Fiscal Year End ($) (1)
                        ------------------------------ -------------------------
   Name                 Exercisable      Unexercisable Exercisable Unexercisable
   ----                 -----------      ------------- ----------- -------------
   Stephen J. Winjum...  1,194,584          340,416        $0           $0
   Ronald G. Eidell (2)     25,000               --        $0           $0
   E. Michele Vickery..    253,167          106,833        $0           $0

--------
(1) The value per option is calculated by subtracting the exercise price per option from the $1.18 closing price of our common stock on the Nasdaq National Market on December 31, 2001.
(2) As of August 10, 2001, Mr. Eidell was no longer employed by the Company.

Employment Agreements

   The Company has entered into employment agreements with its Named Officers. The agreements generally provide for the payment of an annual base salary, plus cash incentive compensation based upon the Company's executive compensation plan. See "Report of the Compensation Committee of the Board of Directors." The employment agreements also provide for the right to participate in the Company's stock option and employee benefit programs. These programs include hospitalization, disability, life and health insurance. The employment agreements impose on each employee non-competition restrictions that survive termination of employment and post-termination confidentiality obligations.

   The Company may terminate these employment agreements with or without cause or upon the Named Officer's disability. If the Company terminates a Named Officer for disability or cause, the executive is not entitled to receive any salary or other severance after the date of termination. The Company may terminate a Named Officer for cause under the agreement if he or she: (i) materially breaches any term or condition of the agreement and fails to cure such breach within a reasonable time; (ii) fails to comply with any of the Company's written guidelines that it has furnished to the executive and fails to cure such failure within a reasonable time; (iii) materially fails or willfully refuses to substantially perform his or her duties and fails to cure such failure or refusal within a reasonable time; or (iv) has committed an act constituting a felony or other act involving dishonesty, disloyalty or fraud against the Company, as reasonably determined by the Board of Directors.

   Mr. Winjum's employment agreement with the Company has an initial term of three years commencing August 17, 2001, and automatically renews on a year-to-year basis, unless either party chooses to terminate the agreement. If the Company terminates Mr. Winjum without cause, he would receive severance compensation in a fixed amount equal to his then-current base salary and pro rata cash incentive compensation for 18 months, plus health benefits for such period. If Mr. Winjum's employment is terminated following a change in control of the Company by Mr. Winjum for good reason or by the Company without cause, he would receive an amount equal to two times the sum of his annual base salary and incentive bonus plus health benefits for 24 months. If Mr. Winjum terminates his employment after the one-year anniversary of a change in control, he would receive an amount equal to one times the sum of his annual base salary and incentive bonus plus health benefits for 12 months.

   Ms. Vickery's employment agreement with the Company has an initial term of two years commencing August 17, 2001, and automatically renews on a year-to-year basis, unless either party chooses to terminate the agreement. If the Company terminates Ms. Vickery without cause, she receives severance compensation in a fixed amount equal to her then-current base salary and pro rata cash incentive compensation for a period of nine months, plus health benefits for such period. If Ms. Vickery's employment is terminated following a change in control of the Company by Ms. Vickery for good reason or by the Company without cause, she would receive an amount equal to the sum of her annual base salary and incentive bonus plus health benefits for 12 months. If Ms. Vickery terminates her employment after the one-year anniversary of a change in control, she would receive an amount equal to one-half times the sum of her annual base salary and incentive bonus plus health benefits for 6 months.

   One of the Named Officers, Mr. Eidell, left the Company in August 2001. In connection with a separation and release agreement executed by the Company and Mr. Eidell at the time of his departure, the Company agreed to pay Mr. Eidell severance in the amount of $375,000, payable to Mr. Eidell in equal increments over 18 months. The Company also agreed to pay Mr. Eidell's COBRA payments over this 18-month period. The terms of the separation agreement included mutual releases and covenants-not-to-sue. Mr. Eidell remains subject to the non-competition restrictions that survive the termination of his employment for one year and post-termination confidentiality obligations, all as set forth in his employment agreement with the Company.

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

   The objectives of the Compensation Committee in determining the levels and components of executive compensation are to (1) attract, motivate and retain talented and dedicated executive officers, (2) provide executive officers with both cash and equity incentives to further the interests of the Company and its stockholders, and (3) compensate executive officers at levels comparable to those of executive officers at other comparable companies. Generally, the compensation of the Company's executive officers is composed of a base salary and an annual incentive compensation award. In setting base salaries, the Compensation Committee generally reviews the individual contributions of the particular executive. The annual incentive compensation award is based upon the Company's executive compensation plan. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of the Common Stock over time.

Base Salaries

   In determining the base salaries of the Named Officers in 2001, the Compensation Committee considered the performance of each executive, the nature of the executive's responsibilities, the salary levels of executives in the competitive marketplace, including comparable companies, and the Company's general compensation practices. At a meeting in April 2001, the Compensation Committee decided not to grant salary increases to the Named Officers in 2001. In making this determination, the Compensation Committee concluded that the existing base salaries of the Named Officers remained at a competitive level relative to the market and that salary increases would not be granted in light of the Company's comparative stock price performance in 2000.

Cash Incentive Compensation

   An executive officer's cash incentive compensation is based upon the Company's executive compensation plan which was effective as of January 1, 1999 (the "Executive Compensation Plan"), and which was approved by the Board of Directors. As of December 31, 2001, the Executive Compensation Plan covered eleven of the Company's officers, including the Named Officers. Incentive amounts payable under the plan for a calendar year are based upon relative achievement of earnings targets set by the Board of Directors at the beginning of that year. Incentive compensation amounts are determined by applying a percentage to the executive's base salary. The percentage ranges from 20% to 50%, depending on the executive's level, duties and responsibilities. Because the Company's actual results in 2001 were below the levels set in the Executive Compensation Plan at the beginning of the year, no cash incentive compensation amounts were paid to Named Officers for the year 2001.

   The Compensation Committee administers the Executive Compensation Plan. The Compensation Committee has the authority to approve all actions taken under the Executive Compensation Plan except for those actions taken with respect to Mr. Winjum. Any annual incentive compensation amount awarded to Mr. Winjum under the Executive Compensation Plan, along with all compensation matters relating to Mr. Winjum, is subject to final approval of the Board of Directors.

Stock Options

   Annually, the Compensation Committee considers stock option grants to its executive officers in order to provide a long-term incentive which is directly tied to the performance of the Company's stock. These options provide an incentive to maximize stockholder value because they reward optionholders only if stockholders also benefit. The exercise price of these stock options is generally set at the fair market value of the Common Stock as determined by the Compensation Committee on the date of the option grant. In general, each option to purchase Common Stock becomes exercisable in stages beginning six months after its grant date, when 1/8th of the individual's options becomes exercisable. An additional 1/48th of each of these options becomes exercisable as of the last day of each month thereafter. Consequently, each option will generally be exercisable in full 48 months after its grant date. In making stock option grants to executives, the Compensation Committee considers a number of factors, including the performance of the particular individual, the Company's performance during the previous calendar year, achievement of specific goals, the responsibilities and the relative position of the individuals within the Company, the compensation of executives in comparable companies, the number of stock options each individual currently possesses and the exercise prices of those options.

Employment Agreements

   The Company has employment agreements with thirteen of its executives. In 2001, on the recommendation of the Compensation Committee, the Board of Directors approved certain amendments to these employment agreements including adding a change of control provision to each employment agreement. In making this recommendation, the Compensation Committee considered the potential impact of the recent stock market volatility and the performance of the Company's own common stock on the Company's ability to attract and retain a talented senior management team. The Compensation Committee determined that it was in the best interest of the Company to secure the employment of its senior management team through the uncertainties associated with potential transactional opportunities that might be presented to the Company, including those opportunities that could result in a change of control.

Compliance with Section 162(m)

   The Compensation Committee currently intends for all compensation paid to its executive officers to be tax deductible to the Company pursuant to Section 162(m) of the Internal Revenue Code. Section 162(m) provides that compensation paid to executive officers in excess of $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, such compensation is performance-based, is established by a committee of independent directors, is objective, and the plan or agreement providing for such performance-based compensation has been approved in advance by stockholders. In the future, the Compensation Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if, in its judgment, after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

                            COMPENSATION COMMITTEE

                         C.A. Lance Piccolo, Chairman
                                R. Judd Jessup

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Our Compensation Committee currently consists of Messrs. Jessup and Piccolo. Neither member of the Compensation Committee has been an officer or employee of us at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

                         REPORT OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

   The Audit Committee recommends to the Board of Directors the selection of the Company's independent auditors. The Committee also provides assistance to the members of the Board of Directors in fulfilling their oversight functions over the financial statements of the Company. It is not the duty of the Committee, however, to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The responsibility to plan and conduct audits is that of the Company's independent accountants. The Company's management has the responsibility to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles.

   The Audit Committee has received reports and met and held discussions with management and the independent auditors. At a meeting on February 19, 2002, the Audit Committee reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2001, with management and representatives of Arthur Andersen LLP ("Andersen"), the Company's independent auditors. The Audit Committee discussed with the Andersen representatives all matters required by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. The Audit Committee also considered and discussed with the Andersen representatives any relationships that may have an impact on Andersen's objectivity and independence. Following the February 19th meeting, Andersen delivered to the Audit Committee a written statement describing all relationships with the Company that might bear on its independence, as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees."

   At a meeting on March 26, 2002, the Audit Committee met again to review and discuss the Company's Annual Report on Form 10-K, with management and representatives of Andersen. At this meeting, the Audit Committee also discussed with management and the Andersen representatives recent developments concerning Andersen, including its indictment. At this meeting, the Andersen representatives provided the Audit Committee with certain assurances concerning its audit quality controls, the continuity of Andersen personnel working on the Company's audit and the availability of national office consultations.

   Based on the Audit Committee's discussion with and reports from management and its independent auditors, and in reliance on management's representation that the Company's consolidated financial statements were prepared in accordance with generally accepted principles and Andersen's assurances as to the conduct of its audit engagement, the Audit Committee recommended that the Board of Directors include the audited financial statements of the Company in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 to be filed with the Securities and Exchange Commission. In view of recent developments with respect to Andersen, the Audit Committee and management will continue to review and monitor Andersen's ability to provide high quality, professional services to the Company. Subject to this review, the Company may either continue to retain Andersen as its independent auditors or direct the appointment of a different independent accounting firm if the Board of Directors determines, upon the recommendation of the Audit Committee, that such a change would be in the best interests of the Company.

                                AUDIT COMMITTEE

                           R. Judd Jessup, Chairman
                             Steven V. Napolitano
                              C.A. Lance Piccolo

                               PERFORMANCE GRAPH

   The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq National Market Index and the Center for Research in Security Prices (CRSP) Index for Nasdaq Health Services Stocks, during the period commencing August 18, 1999 and ending on December 31, 2001. Because the Company did not consummate its initial public offering until August 18, 1999, there was no public market for the Common Stock prior to this date. The comparison assumes $100 was invested on August 18, 1999, in the Common Stock, the Nasdaq National Market Index and the CRSP Index for Nasdaq Health Services Stocks and assumes the reinvestment of all dividends, if any.

                                    [CHART]

                         Nasdaq      CSRP Index
             NovaMed     National    for Nasdaq
             Eyecare,    Market      Health Services
             Inc.        Index       Stocks
 8/18/99     100.000     100.000     100.000
12/31/99      77.143     152.798      92.097
 6/30/00     100.714     149.154      97.734
12/29/00      12.143      91.906     126.422
 6/29/01      26.400      80.858     139.466
12/31/01      13.486      72.924     136.685

   The stock price performance shown on the graph is not necessarily indicative of future price performance.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Divestiture Transactions

   Effective March 1, 2002, the Company consummated a transaction with Kirk Eye Center, S.C., a professional entity whose eye care professionals had been parties to long-term services agreements with the Company since January 1, 1996, pursuant to which the long-term services agreement was terminated. Scott
H. Kirk, M.D., a member of the Board of Directors, is employed by and a fifty percent shareholder of Kirk Eye Center. As part of the transaction, Kirk Eye Center paid to the Company consideration of approximately $2.3 million to terminate the long-term services agreement and acquire from the Company the assets used to operate the ophthalmology practice. Of this total consideration, $750,000 was in the form of seller financing, payable by Kirk Eye Center to the Company over a multi-year period with a variable interest rate equal to the prime rate of interest plus 1.5%. As part of the transaction, the Company and Kirk Eye Center also entered into multi-year optical products and refractive supply agreements. Under the refractive supply agreement, the Company will be the Kirk Eye Center's exclusive provider of current and future refractive technology. Under the optical products supply agreement, the Company will be the primary provider of optical products and supplies to the Kirk Eye Center.

   The Company and Scott Kirk, along with his brother, Kent Kirk, also entered into an agreement pursuant to which Drs. Scott and Kent Kirk will acquire a minority interest in the Company's ambulatory surgery center located in River Forest, Illinois. The closing of this transaction is subject to state licensure approvals.

   In 2001, the Company recognized management services revenue of approximately $10,113,430 from the professional entities retaining Dr. Kirk's services.

Real Property Leases

   Effective January 1, 1999, the Company entered into a lease agreement with John P. Winjum, the father of the Company's President, Chief Executive Officer and Chairman of the Board, relating to 9,500 square feet of space comprising the Indianola, Iowa location of one of the Company's wholesale optical laboratories. The lease has a five-year term and the Company paid $48,000 in rent during 2001.

   Effective January 1, 1996, the Company entered into a lease agreement with First Colonial Trust Company, as trustee on behalf of Scott H. Kirk, M.D., a member of the Board of Directors, to lease 10,098 square feet of ambulatory surgery center and eye care clinic space located in River Forest, Illinois. The lease was renewed in January 2001 for an additional five-year term and the Company paid $189,368 in rent during 2001. As part of the divestiture transaction between the Company and Kirk Eye Center discussed above, the parties amended the lease to terminate the Company's lease of the clinic space; however, the Company will continue to lease approximately 4,000 square feet for its ambulatory surgery center that it owns and operates at this location.

   Effective January 1, 1996, the Company entered into a lease agreement with Mercantile National Bank of Indiana, as trustee on behalf of Douglas P. Williams, M.D., a stockholder who beneficially owns more than 5% of the Company's Common Stock, to lease 11,500 square feet of ambulatory surgery center and eye care clinic space in Hammond, Indiana. The lease was renewed in January 2001 for an additional five-year term and the Company paid $198,033 in rent during 2001.

   Effective January 1, 1996, the Company entered into a lease agreement with Eldi E. Deschamps, M.D., a stockholder who beneficially owns more than 5% of the Company's Common Stock, and his wife to lease approximately 10,000 square feet of ambulatory surgery center and eye care clinic space located in Merrillville, Indiana. The lease was renewed in January 2001 for an additional five-year term and the Company paid $135,574 in rent during 2001.

Services Agreements

   Douglas P. Williams, M.D., a stockholder who beneficially owns more than 5% of the Company's Common Stock, is an ophthalmologist employed by Williams Eye Institute, P.C., a professional entity whose eye care professionals have been parties to long-term services agreements with the Company since January 1996. In 2001, the Company recognized management services revenue of approximately $2,441,464 from Williams Eye Institute, P.C.

   Eldi E. Deschamps, M.D., a stockholder who beneficially owns more than 5% of the Company's Common Stock, is an ophthalmologist employed by Deschamps Eye Care, P.C., a professional entity whose eye care professionals have been parties to long-term services agreements with the Company since January 1996. In 2001, the Company recognized management services revenue of approximately $9,785,143 from the professional entities retaining Dr. Deschamps's services.

                             INDEPENDENT AUDITORS

   The Company's independent public accountants for 2001 were Arthur Andersen LLP ("Andersen"). In view of the recent developments at Andersen, the Audit Committee and Board of Directors will decide whether to retain Andersen or appoint a new firm to serve as the Company's independent public accountants as soon as practicable. It is expected that representatives of Andersen will be present at the Annual Meeting and be available to respond to questions. These representatives will also be given an opportunity to make a statement if they desire to do so.

                          DISCLOSURE OF AUDITOR FEES

   The following is a description of the fees billed to the Company by its independent auditors, Arthur Andersen LLP, during the year ended December 31, 2001:

   Audit Fees. Audit fees paid by the Company to Arthur Andersen in connection with Arthur Andersen's review and audit of the Company's annual financial statements for the year ended December 31, 2001, and Arthur Andersen's review of the Company's interim financial statements included in the Company's Quarterly Reports on Form 10-Q during the year ended December 31, 2001, totaled approximately $145,000.

   Financial Information Systems Design and Implementation Fees. The Company did not engage Arthur Andersen to provide advice to the Company regarding financial information systems design and implementation during the year ended December 31, 2001.

   All Other Fees. Fees paid by the Company to Arthur Andersen during the year ended December 31, 2001, for all other non-audit services rendered to the Company totaled approximately $446,000. Of this amount, $106,000 was for routine tax services, $17,000 was for employee benefit services, and $323,000 was for accounting and tax planning services related to the Company's plan to discontinue its management services business.

                         MISCELLANEOUS AND OTHER MATTERS

     Stockholder List--A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of, and the number of shares registered in the name of, each stockholder, will be open to the examination of any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, commencing May 12, 2002, and continuing through the date of the Annual Meeting, at the principal executive offices of the Company, 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611.

     Solicitation--The cost of this proxy solicitation will be borne by the Company. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

     Proposals of Stockholders--Proposals of stockholders (i) intended to be considered at the Company's 2003 Annual Meeting of Stockholders (the "2003 Annual Meeting") and (ii) to be considered for inclusion in the Company's proxy statement and proxy for the 2003 Annual Meeting, must be received by the Secretary of the Company by no earlier than February 2, 2003, and no later than March 4, 2003.

     Other Business--The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement and the Company's Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxies will vote such proxies as the Board of Directors directs.

                                          By order of the Board of Directors,

                                          /s/ John W. Lawrence, Jr.
                                          John W. Lawrence, Jr.
                                          Secretary

Chicago, Illinois
April 19, 2002

     ALL STOCKHOLDERS ARE REQUESTED TO VOTE NOW, EITHER BY TELEPHONE OR THE INTERNET, OR BY COMPLETING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY
                                    PROMPTLY.

                             NOVAMED EYECARE, INC.

                           980 North Michigan Avenue
                                  Suite 1620
                            Chicago, Illinois 60611

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 23, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) hereby appoints Stephen J. Winjum and Scott
T. Macomber and each of them, with full power of substitution, as attorneys and proxies for, and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of NovaMed Eyecare, Inc. to be held at One North Franklin Street, 3rd Floor, Chicago, Illinois 60606, on Thursday, May 23, 2002, at 4:00 p.m., Chicago time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

     THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

           (continued, and to be signed and dated, on reverse side)


                       ANNUAL MEETING OF STOCKHOLDERS OF

                             NOVAMED EYECARE, INC.

                                 May 23, 2002

                           Proxy Voting Instructions

TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions.

Have your control number available when you access the web page.

               ---------------------------------------------------

\
YOUR CONTROL NUMBER IS
/                     ----------


            |                                                     |
           \|/  Please Detach and Mail in the Envelope Provided  \|/

--------------------------------------------------------------------------------

        Please mark your
A  [X]  votes as in this
        example.
1.  Election of Class III Directors.

       FOR all nominees          WITHHELD
    listed at right (except     AUTHORITY
       as marked to the        to vote for
        company below)         all nominees
                                              Nominees:  R. Judd Jessup
             [_]                   [_]                   Scott H. Kirk, M.D.
                                                         Steven V. Napolitano


(Instruction to withhold authority to vote for any individual nominee, write that nominee's name on the line below)

                   ------------------------------------------

2. Each of the persons named as proxies herein are authorized, in such person's discretion, to vote upon such other matters as may properly come before the Annual Meeting, or any adjournments thereof.

PLEASE VOTE, SIGN EXACTLY AS NAME APPEARS HEREON, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature              Signature, if held jointly          Dated:        , 2002
          ------------                           ---------       --------

NOTE: Please date this Proxy and sign it exactly as your name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary, please indicate your capacity. If you sign for a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If you sign for a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

                   ------------------------------------------